Exhibit 3.3
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TW NY CABLE HOLDING INC.
(Pursuant to Sections 242 and 245
of the General Corporation Law of the State of Delaware)
          TW NY Cable Holding Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), as follows:
          FIRST: The Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on May 10, 2005 under the name TW NY Cable Holding Inc. (the “Original Certificate of Incorporation”).
          SECOND: This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) amends and restates the Original Certificate of Incorporation as authorized by the Corporation’s sole Director in accordance with the requirements of the DGCL.
          THIRD: The text of the Amended and Restated Certificate of Incorporation is hereby to read as herein set forth in full:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TW NY CABLE HOLDING INC.
ARTICLE I
          The name of the Corporation is TW NY CABLE HOLDING INC.
ARTICLE II
          The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
          Section 1. Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200 shares, consisting of (1) 100 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), and (2) 100 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).
          Section 2. Class A Common Stock and Class B Common Stock.
               (a) Voting Rights.
                    (i) Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:
                    (1) each holder of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which holders of Common Stock are entitled to vote; and
                    (2) each holder of Class B Common Stock, as such, shall not be entitled to vote on any matters on which holders of Common Stock are entitled to vote. With respect to any matters that pertain to voting, the definition of “Stockholders” as defined in the By-laws shall not include holders of Class B Common Stock.
                         (b) Dividends. Dividends may be declared and paid on the Class A Common Stock and the Class B Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine; provided that the Board of Directors shall declare no dividend, and no dividend shall be paid, with respect to any outstanding share of Class A Common Stock or Class B Common Stock, whether paid in cash or property (including, without limitation, shares of Class A Common Stock paid on or with respect to shares of Class A Common Stock or shares of Class B Common Stock paid on or with respect to shares of Class B Common Stock (collectively, “Stock Dividends”)), unless, simultaneously, the same dividend (which, in the case of Stock Dividends, shall be stock of the class on or with respect to which the dividend is paid) is paid with respect to each share of Class A Common Stock and Class B Common Stock.
                         (c) Liquidation Rights. Upon the dissolution, liquidation or winding up of the Corporation, the holders of the Class A Common Stock and Class B Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them, as a single class.
               Section 3. Reclassifications. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.
               Section 4. Mergers, Consolidations, etc. In addition to any other vote required by law, the affirmative vote of the holders of a majority of the then outstanding shares of Class A Common Stock, shall be required to approve (i) any merger, consolidation or business combination of the Corporation with or into another corporation, whether or not the Corporation is the surviving corporation; and (ii) any sale of all or substantially all of the assets of the Corporation, in each case only if such action is otherwise required to be approved by the stockholders of the Corporation under the DGCL or any other applicable law or stock exchange rule or regulation.
               Section 5. Other. Except as otherwise set forth in this Amended and Restated Certificate of Incorporation, the Class A Common Stock and the Class B Common Stock shall be identical in all respects.
ARTICLE V
               The Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation. The affirmative vote of the holders of a majority of the then outstanding shares of the Class A Common Stock shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.
ARTICLE VI
               The Corporation hereby expressly states that it shall not be bound or governed by, or otherwise subject to, Section 203 of the DGCL.
ARTICLE VII
               In addition to any requirements of law and any other provisions of this Amended and Restated Certificate of Incorporation, both the approval of the Board of Directors and the affirmative vote of the holders of a majority of the then outstanding shares of the Class A Common Stock shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Amended and Restated Certificate of Incorporation. Subject to the foregoing provisions of this Article VII, the Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation.
ARTICLE VIII
               To the fullest extent that the DGCL as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

               IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.
Dated: July 28, 2006

TW NY CABLE HOLDING INC.
By:	/s/ David E. O’Hayre
	Name:	David E. O’Hayre
	Title:	Executive Vice President, Investments